Exhibit 99.1

Surgery Partners Announces Appointment of Clifford Adlerz

as Interim Chief Executive Officer

Veteran healthcare services leader to drive operational excellence and accelerate growth initiatives

Search for permanent CEO underway

NASHVILLE, Tenn., Sept. 7, 2017 — Surgery Partners, Inc. (NASDAQ:SGRY) (the “Company”), a leading healthcare services company, today announced the appointment of Clifford Adlerz as Interim Chief Executive Officer, effective immediately. Mr. Adlerz succeeds Michael Doyle, who is stepping down from his role. Surgery Partners’ Board of Directors has launched a search for a permanent Chief Executive Officer.

As part of his appointment, Mr. Adlerz will join the Company’s Board of Directors. Mr. Doyle will maintain his position as a Director on the Board.

Chris Gordon,  a member of the Board of Directors, stated, “On behalf of the entire Board of Directors and management team of Surgery Partners, I would like to thank Mike for his leadership and many contributions over the past 13 years. His entrepreneurial spirit and drive have been instrumental in successfully building Surgery Partners from just a few Ambulatory Surgery Centers to one of the leading providers of Outpatient Surgical Procedures in the country. We appreciate all he has done to expand this Company, grow our talented employee base, and bring quality care to patients in communities across the United States. We look forward to continuing to drive Surgery Partners’ growth together with his continued service on our Board of Directors.”

Devin O’Reilly, another member of the Company’s Board of Directors, commented, “We are pleased to bring Cliff onto our team at this important point in the Company’s history. He brings the ideal mix of executional and operational experience, leadership capabilities, deep understanding of the ASC industry and key relationships to steer us towards the next stage of our evolution and growth. Having worked closely with many of Surgery Partners’ current leaders and facility teams during the Company’s successful integration with Symbion, Cliff knows the company and our people well. We look forward to working with him as CEO and a member of our Board of Directors to drive and support several important near-term strategic initiatives.”

Mr. Adlerz brings over 20 years of operational and executional experience, most recently serving as President of Symbion Healthcare, a large multi-specialty provider of ambulatory surgery centers and hospitals, which was acquired by Surgery Partners in 2014. While at Symbion, Mr. Adlerz oversaw a range of responsibilities including corporate strategy, business development, capital allocation and various cost efficiency initiatives. In addition, Mr. Adlerz served as Division Vice President of HCA, the healthcare facilities operator, as well as Regional Vice President of Midsouth HealthTrust. Mr. Adlerz previously served on the Board of Directors for the National Ambulatory Surgery Center Association and was part of the leadership group for ASC Quality Collaboration.

Mr. Adlerz, said, “I am excited to be joining Surgery Partners at this critical time in its growth trajectory, following the completion of the acquisition of National Surgical Healthcare. I look forward to rolling up my sleeves and steering the Company through this integration while accelerating additional growth opportunities and operational improvements.”

The appointment of Mr. Adlerz is coupled with a comprehensive search to hire a permanent Chief Executive Officer for Surgery Partners based in Nashville. This process is being conducted by the Board of Directors in conjunction with Russell Reynolds, a leading global executive search firm. Mr. Adlerz will remain in his role as Chief Executive Officer until a permanent replacement is found.

About Surgery Partners, Inc.

Headquartered in Nashville, Tennessee, Surgery Partners, Inc. is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 32 states, including ambulatory surgical facilities, surgical hospitals, a diagnostic laboratory, multi-specialty physician practices and urgent care facilities.

Investors:

Teresa Sparks, CFO

Surgery Partners, Inc.

(615) 234-8940

IR@surgerypartners.com

Media:

Jim Polson / Rachel Chesley

FTI Consulting

(312) 553-6730 / (212) 850-5681

surgerypartners@fticonsulting.com